Filed pursuant to Rule 424(b)(3)

Registration No. 333-260121

PROSPECTUS SUPPLEMENT NO. 12

(To the Prospectus Dated October 26, 2021)

THIS PROSPECTUS SUPPLEMENT IS BEING FILED SOLELY TO UPDATE AND SUPPLEMENT THE INFORMATION IN THE PROSPECTUS WITH THE INFORMATION CONTAINED IN ITEM 5.02 AND ITEM 5.07 FROM OUR CURRENT REPORT ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 2022 (THE “REPORT”). ACCORDINGLY, WE HAVE ATTACHED THE INFORMATION CONTAINED IN ITEM 5.02 AND ITEM 5.07 FROM THE REPORT TO THIS PROSPECTUS SUPPLEMENT. NO NEW SHARES OF CLASS A COMMON STOCK, $0.0001 PAR VALUE PER SHARE (THE "CLASS A COMMON STOCK") ARE BEING REGISTERED IN THIS PROSPECTUS SUPPLEMENT.

Up to 166,605,041 Shares of Class A Common Stock
Up to 25,398,947 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 8,732,280 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated October 26, 2021, as supplemented by Prospectus Supplement No. 1, dated November 12, 2021, Prospectus Supplement No. 2, dated November 19, 2021, Prospectus Supplement No. 3, dated January 21, 2022, Prospectus Supplement No. 4, dated February 2, 2022, Prospectus Supplement No. 5, dated February 3, 2022, Prospectus Supplement No. 6, dated February 11, 2022, Prospectus Supplement No. 7, dated March 14, 2022, Prospectus Supplement No. 8, dated April 18, 2022, Prospectus Supplement No. 9, dated April 29, 2022, Prospectus Supplement No. 10, dated May 10, 2022, and Prospectus Supplement No. 11, dated May 12, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260121), as amended.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 25,398,947 shares of our Class A Common Stock, issuable upon exercise of warrants, which consists of: (i) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Warrants”), consisting of: (a) 8,000,000 Private Warrants issued to Atlas Crest Investment LLC (the “Sponsor”) and its permitted transferees in connection with the initial public offering of Atlas Crest Investment Corp. (“Atlas”) and (b) 732,280 Private Warrants issued to a lender in connection with a certain loan and security agreement, and (ii) up to 16,666,667 shares of Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Atlas.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 166,605,041 shares of Class A Common Stock consisting of (a) up to 12,500,000 shares of Class A Common Stock issued in a private placement to the Sponsor and its permitted transferees in connection with the initial public offering of Atlas (the “Sponsor Shares”), (b) up to 61,512,500 shares of Class A Common Stock, consisting of 60,000,000 PIPE Shares (as defined in the Prospectus) and 1,512,500 shares of Class A Common Stock issued to satisfy certain fees related to the Business Combination and PIPE Financing (as defined in the Prospectus), (c) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) up to 83,860,761 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the conversion of shares of our Class B Common Stock, par value $0.0001 per share, warrants and other convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated September 16, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (ii) up to 8,732,280 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “ACHR” and “ACHR WS,” respectively. On June 14, 2022, the last reported sales price of our Class A Common Stock was $3.98 per share and the last reported sales price of our Public Warrants was $0.64 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2022

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment and Restatement of 2021 Equity Incentive Plan

As reported in Item 5.07 below, at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Archer Aviation Inc. (the “Company”), held virtually on June 10, 2022, the Company’s stockholders approved an amendment and restatement of the Company’s 2021 Equity Incentive Plan (the “Amended and Restated 2021 Plan”) to (i) increase the number of shares of the Company’s common stock that may be authorized for grant pursuant to awards under the Amended and Restated 2021 Plan by 23,496,329 shares, (ii) increase the “evergreen” provision for purposes of the Amended and Restated 2021 Plan in an amount equal to 5% of the total number of shares of common stock outstanding on the prior December 31 (or such lesser number chosen by the board of directors), and (iii) make certain other changes. The Company’s board of directors previously approved the Amended and Restated 2021 Plan, subject to such stockholder approval.

A summary of the material terms of the Amended and Restated 2021 Plan is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2022 (the “Proxy Statement”). That summary and the above description of the Amended and Restated 2021 Plan do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended and Restated 2021 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 10, 2022, the Company held its Annual Meeting virtually. The Company’s stockholders voted on three proposals at the Annual Meeting, each of which is described in more detail in the Company’s Proxy Statement. There were 88,129,640 shares of Class A common stock and 38,071,553 shares of Class B common stock present at the Annual Meeting, online or by proxy, which constituted a quorum for the transaction of business. In deciding the proposals at the Annual Meeting, each share of Class A common stock represented one vote and each share of Class B common stock represented ten votes.

At the Annual Meeting, the Company’s stockholders voted on the following proposals:

1.	To elect certain directors of the Company, each to serve a three-year term expiring at the 2025 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;

2.	To approve the proposed Amended and Restated 2021 Plan; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The final results for each of these proposals are as follows:

Proposal 1: Election of Directors.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Deborah Diaz	444,153,518	925,527	23,766,125
Fred Diaz	437,039,643	8,039,402	23,766,125

Deborah Diaz and Fred Diaz were elected as Class I directors to serve until the 2025 Annual Meeting of Stockholders, and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal.

Proposal 2: Approval of the Company’s Amended and Restated 2021 Plan.

Votes For	Votes Against	Abstentions	Broker Non-Votes
428,163,730	16,482,767	432,548	23,766,125

The stockholders approved the Amended and Restated 2021 Plan.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm.

Votes For	Votes Against	Abstentions
468,511,909	150,631	182,630

The stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. There were no broker non-votes on this matter.